Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our report dated July 26, 2010 relating to TDX Independence 2010 Exchange-Traded Fund, TDX Independence 2020 Exchange-Traded Fund, TDX independence 2030 Exchange-Traded Fund, TDX Independence 2040 Exchange-Traded Fund and TDX Independence In-Target Exchange-Traded Fund (the five funds comprising “TDX Independence Funds, Inc.”) for the fiscal year ended May 31, 2010 which are incorporated by reference in this Post Effective Amendment No. 5 Registration Statement (Form N-1A No. 333-139872) of TDX Independence Funds, Inc.

/s/ Ernst & Young LLP
Ernst & Young LLP

New York, New York

September 27, 2010